Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-282781) of our report dated March 19, 2024, which includes an explanatory paragraph regarding substantial doubt about Lixte Biotechnology Holdings, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Lixte Biotechnology Holdings, Inc., appearing in the Annual Report on Form 10-K of Lixte Biotechnology Holdings, Inc. for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in in the Prospectus, which is part of this Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

November 5, 2024